Exhibit 99.1

CMS Energy Announces First Quarter Results for 2024, Reaffirms 2024 Adjusted EPS Guidance

JACKSON, Mich., April 25, 2024 – CMS Energy announced today reported earnings per share of $0.96 for the first quarter of 2024, compared to $0.69 per share for 2023. The company’s adjusted earnings per share for the first quarter were $0.97, compared to $0.70 per share for 2023 primarily due to higher weather-normalized sales and lower storm restoration costs.

CMS Energy reaffirmed its 2024 adjusted earnings guidance to $3.29 to $3.35 per share (*See below for important information about non-GAAP measures) and long-term adjusted EPS growth of 6 to 8 percent, with continued confidence toward the high end.

“We experienced a warmer than normal winter but remain on track to deliver our full year earnings guidance,” said Garrick Rochow, President and CEO of CMS Energy and Consumers Energy. “I continue to be pleased with our performance, namely in the progress of our electric Reliability Roadmap and economic development efforts while continuing to lead the clean energy transformation, which will be further supported by Michigan’s new clean energy law.”

CMS Energy (NYSE: CMS) is a Michigan-based energy provider featuring Consumers Energy as its primary business. It also owns and operates independent power generation businesses.

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CMS Energy will hold a webcast to discuss its 2024 first quarter results and provide a business and financial outlook on Thursday, April 25 at 9:30 a.m. (EDT). To participate in the webcast, go to CMS Energy’s homepage (cmsenergy.com) and select “Events and Presentations.”

Important information for investors about non-GAAP measures and other disclosures.

This news release contains non-Generally Accepted Accounting Principles (non-GAAP) measures, such as adjusted earnings. All references to net income refer to net income available to common stockholders and references to earnings per share are on a diluted basis.

Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, business optimization initiative, changes in accounting principles, voluntary separation program, changes in federal tax policy, regulatory items from prior years, unrealized gains or losses from mark-to-market adjustments, or other items. Management views adjusted earnings as a key measure of the company's present operating financial performance and uses adjusted earnings for external communications with analysts and investors. Internally, the company uses adjusted earnings to measure and assess performance. Because the company is not able to estimate the impact of specific line items, which have the potential to significantly impact, favorably or unfavorably, the company's reported earnings in future periods, the company is not providing reported earnings guidance nor is it providing a reconciliation for the comparable future period earnings. The company's adjusted earnings should be considered supplemental information to assist in understanding our business results, rather than as a substitute for the reported earnings.

This news release contains "forward-looking statements." The forward-looking statements are subject to risks and uncertainties that could cause CMS Energy's and Consumers Energy's results to differ materially. All forward-looking statements should be considered in the context of the risk and other factors detailed from time to time in CMS Energy's and Consumers Energy's Securities and Exchange Commission filings.

Investors and others should note that CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution.

Media Contacts: Katie Carey, 517/740-1739

Investment Analyst Contact: Travis Uphaus, 517/817-9241

CMS ENERGY CORPORATION

Consolidated Statements of Income

(Unaudited)

	In Millions, Except Per Share Amounts
	Three Months Ended
	3/31/24	3/31/23
Operating revenue	$2,176	$2,284

Operating expenses	1,764	1,970

Operating Income	412	314

Other income	86	56

Interest charges	177	147

Income Before Income Taxes	321	223

Income tax expense	58	29

Net Income	263	194

Loss attributable to noncontrolling interests	(24)	(10)

Net Income Attributable to CMS Energy	287	204

Preferred stock dividends	2	2

Net Income Available to Common Stockholders	$285	$202

Diluted Earnings Per Average Common Share	$0.96	$0.69

CMS ENERGY CORPORATION

Summarized Consolidated Balance Sheets

(Unaudited)

	In Millions
	As of
	3/31/24	12/31/23
Assets
Current assets
Cash and cash equivalents	$802	$227
Restricted cash and cash equivalents	59	21
Other current assets	2,230	2,591
Total current assets	3,091	2,839
Non-current assets
Plant, property, and equipment	25,280	25,072
Other non-current assets	5,530	5,606
Total Assets	$33,901	$33,517

Liabilities and Equity
Current liabilities (1)	$1,523	$1,822
Non-current liabilities (1)	8,066	7,927
Capitalization
Debt and finance leases (excluding securitization debt) (2)	15,019	14,856
Preferred stock and securities	224	224
Noncontrolling interests	560	581
Common stockholders' equity	7,722	7,320
Total capitalization (excluding securitization debt)	23,525	22,981
Securitization debt (2)	787	787
Total Liabilities and Equity	$33,901	$33,517

(1)	Excludes debt and finance leases.

(2)	Includes current and non-current portions.

CMS ENERGY CORPORATION

Summarized Consolidated Statements of Cash Flows

(Unaudited)

	In Millions
	Three Months Ended
	3/31/24	3/31/23
Beginning of Period Cash and Cash Equivalents, Including Restricted Amounts	$248	$182

Net cash provided by operating activities	956	1,040
Net cash used in investing activities	(637)	(651)
Cash flows from operating and investing activities	319	389
Net cash provided by financing activities	294	27

Total Cash Flows	$613	$416

End of Period Cash and Cash Equivalents, Including Restricted Amounts	$861	$598

CMS ENERGY CORPORATION

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

	In Millions, Except Per Share Amounts
	Three Months Ended
	3/31/24	3/31/23
Net Income Available to Common Stockholders	$285	$202
Reconciling items:
Other exclusions from adjusted earnings**	4	3
Tax impact	(1)	(1)
Voluntary separation program	*	-
Tax impact	(*)	-

Adjusted net income – non-GAAP	$288	$204

Average Common Shares Outstanding - Diluted	297.2	291.2

Diluted Earnings Per Average Common Share
Reported net income per share	$0.96	$0.69
Reconciling items:
Other exclusions from adjusted earnings**	0.01	0.01
Tax impact	(*)	(*)
Voluntary separation program	*	-
Tax impact	(*)	-

Adjusted net income per share – non-GAAP	$0.97	$0.70

*    Less than $0.5 million or $0.01 per share.

** Includes restructuring costs and business optimization initiative.

Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company's present operating financial performance and uses adjusted earnings for external communications with analysts and investors. Internally, the Company uses adjusted earnings to measure and assess performance. Adjustments could include items such as discontinued operations, asset sales, impairments, restructuring costs, business optimization initiative, changes in accounting principles, voluntary separation program, changes in federal tax policy, regulatory items from prior years, unrealized gains or losses from mark-to-market adjustments, or other items. The adjusted earnings should be considered supplemental information to assist in understanding our business results, rather than as a substitute for reported earnings.